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                                                               EXHIBIT (2)(k)(3)

                 EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

                  AGREEMENT made as of the 26th day of May, 2004 by and between J.P Morgan Multi-Strategy Fund, L.L.C., a Delaware limited liability company (the "Fund"), and J.P. Morgan Alternative Asset Management, Inc., a Delaware corporation ("JPMAAM"):

                              W I T N E S S E T H:

                  WHEREAS, the Fund has registered under the Investment Company Act of 1940 (the "1940 Act") as a non-diversified, closed-end, management investment company; and

                  WHEREAS, JPMAAM serves as the investment manager of the Fund pursuant to an agreement between the Fund and JPMAAM dated May 26, 2004 (the "Investment Management Agreement");

                  NOW, THEREFORE, the parties to this Agreement agree as follows:

                  1. JPMAAM (or an affiliate of JPMAAM) agrees to waive the fees payable to it under the Investment Management Agreement or to reimburse the ordinary operating expenses of the Fund, as set out in the Fund's Amended and Restated Limited Liability Company Agreement dated May 26, 2004, (excluding interest, brokerage commissions, other transaction-related expenses and any extraordinary expenses of the Fund as well as any performance-based incentive allocations payable by the Fund) ("Operating Expenses") that exceed 2.30% on an annualized basis of the Fund's net assets as of the end of each month (the "Expense Limitation").

                  2. This Agreement will have an initial term ending March 31, 2005, and will automatically renew for one-year terms. This Agreement will remain in effect until terminated by JPMAAM or by the Fund. Either party may terminate this Agreement upon thirty (30) days' written notice to the other party. This Agreement will terminate automatically: (1) upon the termination of the Investment Management Agreement unless a new Investment Management Agreement with JPMAAM (or an affiliate of JPMAAM) to replace the terminated agreement becomes effective upon such termination or (2) if JPMAAM (or any affiliate of JPMAAM) terminates the Investment Management Agreement without the consent of the Fund (other than a termination resulting from an "assignment," as defined by the 1940 Act and the rules under the Act, of the Investment Management Agreement).

                  3. The Fund agrees to carry forward, for a period not to exceed three (3) years from the end of the fiscal year in which a waiver or reimbursement is made by JPMAAM, any Operating Expenses in excess of the Expense Limitation that are paid or assumed by JPMAAM (or an affiliate of JPMAAM) under this Agreement ("Excess Operating Expenses") and to repay JPMAAM (or an affiliate of JPMAAM) in the amount of such Excess Operating Expenses as set out in this Agreement. Such repayment will be made as promptly as possible, but only to the extent it does not cause the Operating Expenses for any year to exceed the Expense Limitation. If this Agreement is terminated by the Fund or if this Agreement terminates

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because the Fund terminates or fails to renew for any additional term the
Investment Management Agreement, the Fund agrees to repay to JPMAAM in accordance with this Agreement any Excess Operating Expenses not previously repaid and, subject to the 1940 Act, such repayment will be made to JPMAAM not later than thirty (30) days after the termination of this Agreement and without regard to the Expense Limitation.

                  4. This Agreement will be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act will control.

                  5. This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

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                  IN WITNESS WHEREOF, the parties to this Agreement have
executed this Agreement as of the date first written above.

                         J.P. Morgan Multi-Strategy Fund, L.L.C.

                         By: Ehrlich Associates, L.L.C.,
                             its Managing Member

                         By: /s/ Dr. Harold B. Ehrlich
                             -----------------------------
                         Name: Dr. Harold B. Ehrlich
                         Title: Chairman and Sole Member

                         J.P. MORGAN ALTERNATIVE ASSET MANAGEMENT, INC.

                         By: /s/ Joel Katzman
                             --------------------------------
                         Name: Joel Katzman
                         Title: President and Chief Executive Officer

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